Exhibit 6

MARSHALL & ILSLEY CORPORATION,

and

BNY MIDWEST TRUST COMPANY

First Supplemental Indenture

Dated as of July 29, 2004

Supplement to Indenture of Marshall & Ilsley Corporation

dated as of June 1, 2004

TABLE OF CONTENTS

		Page
	ARTICLE I

	DEFINITIONS
Section 1.1	Definition of Terms.	1

	ARTICLE II

	GENERAL TERMS AND CONDITIONS OF THE DEBENTURES
Section 2.1	Designation, Principal Amount and Authorized Denomination.	4
Section 2.2	Maturity.	4
Section 2.3	Form and Payment.	4
Section 2.4	Global Debenture.	4
Section 2.5	Interest.	6
Section 2.6	Redemption of the Debentures.	6
Section 2.7	Put Right of Holders.	6
Section 2.8	[Intentionally Omitted].	6
Section 2.9	Notice of Defaults; Amount Payable upon Acceleration.	6
Section 2.10	CUSIP Numbers.	7
Section 2.11	Security Registrar and Paying Agent.	7
Section 2.12	Company Elections in Connection with Remarketing.	7

	ARTICLE III

	EXPENSES
Section 3.1	Expenses.	8

	ARTICLE IV

	FORM OF DEBENTURE
Section 4.1	Form of Debentures.	9

	ARTICLE V

	ORIGINAL ISSUE OF DEBENTURES
Section 5.1	Original Issue of Debentures.	17

	ARTICLE VI

	SUBORDINATION
Section 6.1	Senior Debt.	17
Section 6.2	Company Election to End Subordination.	17
Section 6.3	Compliance with Federal Reserve Board Rules.	17

	ARTICLE VII

	MISCELLANEOUS
Section 7.1	Effectiveness.	18
Section 7.2	Successors and Assigns.	18
Section 7.3	Further Assurances.	18
Section 7.4	Effect of Recitals.	18
Section 7.5	Ratification of Indenture.	18
Section 7.6	Governing Law.	18
Section 7.7	Counterparts.	18

-ii-

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July 29, 2004 (this “First Supplemental Indenture”), to an Indenture, dated as of June 1, 2004, between MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the “Company”), and BNY MIDWEST TRUST COMPANY, not in its individual capacity but solely as trustee under the Indenture referred to below, an Illinois trust company (the “Trustee”).

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of June 1, 2004 (“Indenture”); and

WHEREAS, Section 901 of the Indenture provides that the Indenture may be amended without the consent of any Holder (i) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall not apply to any Debt Security Outstanding, and (ii) to establish the form or terms of Debt Securities of any series as permitted by Sections 201 and 301; and

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 102 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this First Supplemental Indenture have been complied with;

WHEREAS, M&I Capital Trust B, a Delaware statutory trust (the “Trust”), has offered to the public its STACKS (the “STACKS”), representing undivided beneficial interests in the assets of the Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of its Common Securities (the “Common Securities” and together with the STACKS, the “Trust Securities”), in the Debentures;

WHEREAS, the STACKS and the Debentures will be subject to Remarketing, in connection with which certain terms of the STACKS and the Debentures may be changed, all in accordance with the procedures to be set forth in a Remarketing Agreement to be entered into among the Company, the Trust (in the event the STACKS are outstanding on any Remarketing Date), the Stock Purchase Contract Agent and the Remarketing Agent; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and satisfy all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects:

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms.

Unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture unless otherwise specified herein;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) the following terms have the meanings given to them in the Trust Agreement: Administrative Trustee; Delaware Trustee; Distributions; Initial Liquidation Amount; Property Trustee; Remarketing; Remarketing Agent; Remarketing Agreement; Remarketing Date; Remarketing Settlement Date; STACKS Certificate; Stock Purchase Contract Agent; Successful; and Underwriting Agreement.

(f) the following terms have the meanings given to them in this Section 1.1(f):

“Accreted Interest” means, for any Interest Period for any Debenture as of any date of determination, (i) the Accreted Principal Amount of such Debenture at the beginning of the Interest Period in which such date occurs, multiplied by (ii) the Applicable Yield for such Interest Period, multiplied by (iii) the quotient of the actual number of days elapsed from and including the first day of such Interest Period, to but excluding the date of determination divided by 360; provided that the Accreted Interest for any full Interest Period shall be calculated by reference to the actual number of days in such Interest Period divided by 360.

“Accreted Principal Amount” means, for any Debenture as of any date of determination, (i) the Original Principal Amount of such Debenture, plus (ii) the sum of the Accreted Interest (if any) for each Interest Period concluding on or prior to such date, plus (iii) the Accreted Interest for the Interest Period in which such date occurs as of the date of determination.

“Applicable Yield” means (1) prior to the Remarketing Settlement Date, 0%, (2) if a Remarketing occurs, unless the Company has elected that the Debentures will bear cash interest, from and after such Remarketing, for any Interest Period, the Reset Yield for such Interest Period and (3) if a Remarketing has occurred and the Company has elected to have the Debentures bear cash interest, 0%.

“Collateral Agent” has the meaning set forth in the Stock Purchase Contract Agreement.

“Common Securities” has the meaning set forth in the recitals hereto.

“Creditor” has the meaning set forth in Section 3.1.

“Debentures” has the meaning set forth in Section 4.1.

“Early Termination Event” means the dissolution of the Trust and the distribution of the Debentures held by the Property Trustee to the holders of the Trust Securities issued by the Trust pro rata in accordance with the Trust Agreement.

“Failed Remarketing” has the meaning set forth in the Stock Purchase Contract Agreement.

“Global Debentures” has the meaning set forth in Section 2.4.

“Interest Period” means (1) prior to the Stock Purchase Date, the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or July 29, 2004 if no interest has been paid or been duly made available for payment) to, but excluding, the next succeeding Interest Payment Date, (2) if a Remarketing occurs, unless the Company has elected that the Debentures will bear cash interest from and after such Remarketing, the period from and including the applicable Remarketing Settlement Date to the Stated Maturity of the Debentures, and (3) if a Remarketing has occurred and the Company has elected to have the Debentures bear cash interest, the period from and including the applicable Remarketing Settlement Date or, if later, the most recent Interest Payment Date to which interest has been paid or duly made available, to but excluding the next succeeding Interest Payment Date, or, if earlier, then the Stated Maturity of the Debentures.

“Non Book-Entry STACKS” has the meaning set forth in Section 2.4.

“Normal Common SPACES” has the meaning set forth in the Stock Purchase Contract Agreement.

“Original Principal Amount” of a Debenture means the stated Original Principal Amount as set forth on the face of such Debenture.

“Over-Allotment Option” means the option granted to the underwriters pursuant to the Underwriting Agreement to purchase up to an additional 1,400,000 Units.

“Reset Rate” means the rate of interest on the Debentures, if any, set in a Remarketing in which the Company elected that the Debentures would pay interest in cash following such Remarketing (defined in the Trust Agreement as the “Reset Rate” applicable in such circumstances).

“Reset Yield” means the yield to maturity on the Debentures, if any, set in a Remarketing in which the Company did not elect that the Debentures would pay interest in cash following such Remarketing (defined in the Trust Agreement as the “Reset Rate” applicable in such circumstances).

“STACKS” has the meaning set forth in the recitals hereto.

“Stock Purchase Contract” has the meaning set forth in the Stock Purchase Contract Agreement.

“Stock Purchase Contract Agreement” means that certain agreement, dated as of July 29, 2004, between the Company and BNY Midwest Trust Company, as Stock Purchase Contract Agent.

“Stock Purchase Date” has the meaning set forth in the Stock Purchase Contract Agreement.

“Trust” has the meaning set forth in the recitals hereto.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of July 29, 2004, among the Company, as Depositor, the Property Trustee, the Delaware Trustee, and the Administrative Trustees (each as named therein).

“Trust Securities” has the meaning provided in the recitals hereto.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.1 Designation, Principal Amount and Authorized Denomination.

There is hereby authorized a series of Securities designated the 3.90% Junior Subordinated Debentures Series 1 (the “Debentures”), limited in aggregate principal amount to $365,001,000 (or up to $400,001,000, if the Over-Allotment Option is exercised in full), which amount to be issued shall be as set forth in any written order of the Company for the authentication and delivery of Debentures pursuant to the Indenture. The denominations in which Debentures shall be issuable is $1,000 Original Principal Amount and integral multiples thereof.

Section 2.2 Maturity.

The Stated Maturity of the Debentures will be August 15, 2038, subject to change as provided in Section 2.12.

Section 2.3 Form and Payment.

Except as provided in Section 2.4, the Debentures shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Debentures issued in definitive form will be payable, the transfer of such Debentures will be registrable and such Debentures will be exchangeable for Debentures bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder and entered in the Register by the Registrar. Notwithstanding the foregoing, so long as the Holder of any Debenture is the Property Trustee, the payment of the principal of and interest (including expenses and taxes of the Trust set forth in Section 3.1 hereof, if any) on such Debentures held by the Property Trustee will be made at such place and to such account as may be designated in writing by the Property Trustee.

Section 2.4 Global Debenture.

(a) The Depository Trust Company shall serve as the initial Depositary for the Debentures.

(b) The Debentures shall be issued initially in fully registered form in the name of the Property Trustee, in its capacity as such. In connection with an Early Termination Event,

(i) the Debentures in definitive form may be presented to the Trustee by the Property Trustee for exchange for one or more global Debentures in an aggregate Original Principal Amount equal to the aggregate Original Principal Amount of all outstanding Debentures (a “Global Debenture”), to be registered in the name of the Depositary, or its nominee, and delivered by the Property Trustee to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. The Company upon any such presentation shall execute one or more Global Debentures in such aggregate Original Principal Amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture. The Trustee, upon receipt of such Global Debentures, together with an Officers’ Certificate requesting authentication, will authenticate such Global Debentures. Payments on the Debentures issued as Global Debentures will be made to the Depositary; and

(ii) if any STACKS are held in non book-entry definitive form, the Debentures in certificated form may be presented to the Trustee by the Property Trustee and any STACKS Certificate which represents STACKS other than STACKS held by the Depositary or its nominee (“Non Book-Entry STACKS”) will be deemed to represent beneficial interests in the Debentures presented to the Trustee by the Property Trustee having an aggregate Original Principal Amount equal to the aggregate Initial Liquidation Amount of the Non Book-Entry STACKS until such STACKS Certificates are presented to the Property Trustee for transfer or reissuance, at which time such STACKS Certificates will be cancelled and a Debenture, registered in the name of the Holder of the STACKS Certificate or the transferee of the Holder of such STACKS Certificate, as the case may be, with an aggregate Original Principal Amount equal to the aggregate Initial Liquidation Amount of the STACKS Certificate cancelled, will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture to such Holder. The Trustee, upon receipt of such Debenture together with an Officers’ Certificate requesting authentication, shall authenticate such Debenture. On issue of such Debentures, Debentures with an equivalent aggregate Original Principal Amount that were presented by the Property Trustee to the Trustee will be deemed to have been cancelled.

(c) Unless and until it is exchanged for the Debentures in definitive form, a Global Debenture may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

(d) If after Global Debentures are issued (a) at any time the Depositary for Global Debentures notifies the Company that it is unwilling or unable to continue as Depositary for such Global Debentures or if at any time the Depositary for such Global Debentures shall no longer be a clearing agency registered or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation, and a successor Depositary for such Global Debentures is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, or (b) the Company determines in its sole discretion that the Debentures shall no longer be represented by one or more Global Debentures and delivers to the Trustee an Officer’s Certificate evidencing such determination, then the Company will execute and the Trustee, upon receipt of an Officer’s Certificate evidencing such determination by the Company, will authenticate and deliver Debentures of like tenor in definitive registered form, in authorized denominations, and in aggregate Original Principal Amount equal to the Original Principal Amount of the Global Debentures in exchange for such Global Debentures. Upon the exchange of Global Debentures for such Debentures in definitive registered form without coupons, in authorized denominations, the Global Debentures shall be canceled by the Trustee. Such Debentures in definitive registered form issued in exchange for Global Debentures pursuant to this Section shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Debentures to the Persons in whose names such Debentures are so registered.

Section 2.5 Interest.

(a) Each Debenture will bear interest and, following the Remarketing Settlement Date, interest or Accreted Interest, as applicable, all as provided in the form of Debentures set forth in Section 4.1 hereof.

(b) The Company shall have the right to defer the payment of cash interest on the Debentures, as provided in Section 313 of the Indenture, for one or more Extension Periods of not longer than five years each. The Company shall give the Trustee notice of its election to begin any such Extension Period at least five Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the STACKS would be payable but for such deferral, and (ii) the date on which the Property Trustee is required to give notice to holders of the STACKS of the record date or the date such Distributions are payable, but in any event not less than five business days prior to such record date.

(c) The Debentures are not entitled to any sinking fund payments.

Section 2.6 Redemption of the Debentures.

(a) The Debentures shall not be subject to the right of redemption specified in Section 1108 of the Indenture.

(b) If in connection with the Remarketing the Debentures become redeemable at the option of the Company, any such redemption shall be effected in accordance with Article XI of the Indenture.

Section 2.7 Put Right of Holders.

If a there has not been a Successful Remarketing prior to August 15, 2008, each Holder of Debentures will have the right to require the Company to purchase all or a portion of its Debentures on such date as described below. Such right will be exercisable only upon delivery of notice to the Trustee (i) for as long as the Debentures are held by the Property Trustee, on or prior to 11:00 A.M., New York City time, on the Business Day immediately prior to August 15, 2008, or (ii) in all other cases, on or prior to 11:00 A.M., New York City time on the second Business Day prior to August 15, 2008. The Company shall purchase such Debentures at a Repayment Price consisting of cash in an amount equal to 100% of the Accreted Principal Amount thereof as of such date, plus a note of the Company, bearing interest at the rate of 3.90% per annum, in the amount of the accrued and unpaid interest (including Additional Interest), if any, to, but excluding such date and payable on August 15, 2009 or, if August 15, 2008 is during an Extension Period and such Extension Period ends after August 15, 2009, the fifth anniversary of the first day of such Extension Period. Settlement of such purchase shall be effected on August 15, 2008. Subject to the foregoing, any such purchase by the Company shall be effected in accordance with Article XIII of the Indenture.

Section 2.8 [Intentionally Omitted].

Section 2.9 Notice of Defaults; Amount Payable upon Acceleration.

(a) The Trustee shall provide to the Holders of the STACKS such notices as it shall from time to time provide under Section 602 of the Indenture.

(b) Upon declaration of acceleration of the Maturity of the Debentures pursuant to Section 502 of the Indenture, the Accreted Principal Amount of and all accrued but unpaid interest on all Debentures shall become due and payable immediately.

Section 2.10 CUSIP Numbers.

The Company may from time to time obtain CUSIP numbers for the Debentures and, if so, the Trustee shall use CUSIP numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Debentures or as contained in any notice and that reliance may be placed only the other identification numbers printed on the Debentures, and no action shall be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the CUSIP numbers.

Section 2.11 Security Registrar and Paying Agent.

The Company initially appoints the Trustee as the Security Registrar and Paying Agent for the Debentures.

Section 2.12 Company Elections in Connection with Remarketing.

In connection with Remarketings, the Company shall have the right hereunder to change certain terms of the Debentures as provided below in this Section 2.12. By not later than the 30th day prior to each Remarketing Date, the Company will specify the following information or elections in a notice to the Remarketing Agent, the Property Trustee, the Trustee and Stock Purchase Contract Agent (paragraph (a) through (e) applying only if the Remarketing is Successful and paragraph (f) applying only if the related Remarketing Settlement Date is August 15, 2008 and the Remarketing is a Failed Remarketing):

(a) whether from and after the Remarketing Settlement Date the Debentures will pay interest in cash (it being understood and agreed that, unless the Depositor affirmatively elects to cause the Debentures to pay interest in cash from and after the Remarketing Settlement Date, interest will not be paid in cash but, instead, will accrete as provided in the Debentures;

(b) whether the Stated Maturity of the Debentures will remain at August 15, 2038 or will be changed to an earlier date (specifying such date if applicable); provided, however, that the Stated Maturity of the Debentures may not be changed to a date earlier than the second anniversary of the Stock Purchase Date or, if the Remarketing Settlement Date occurs during an Extension Period, the fifth anniversary of the first day of such Extension Period;

(c) whether the Debentures will be redeemable at the Company’s option on a day prior to the Stated Maturity of the Debentures and, if so, the date on and after which the Debentures may be so redeemed; provided, however, that an early redemption date may not be a date earlier than the second anniversary of the Stock Purchase Date or, if the Remarketing Settlement Date occurs during an Extension Period, the fifth anniversary of the first day of such Extension Period;

(d) whether the Company elects, in connection with the Remarketing, to add any additional financial covenants to the Indenture, including the form of supplemental indenture proposed to be entered into in order to give effect to any such additional financial covenants;

(e) whether in connection with such Remarketing the Company is exercising its right under Section 6.2 of this First Supplemental Indenture to cause the subordination provisions in the Indenture applicable to the Debentures to no longer be of force and effect from and after the then current Remarketing Settlement Date; and if so, whether it also elects that the Debentures shall no longer be subject to the interest deferral provisions of Section 313 of the Indenture; and

(f) if the Remarketing Settlement Date is August 15, 2008 and if the related Remarketing is a Failed Remarketing:

(i) whether the Stated Maturity of the Debentures will remain at August 15, 2038 or will be changed to an earlier date (specifying such date if applicable); and

(ii) whether the Debentures will be redeemable at the Company’s option on a date prior to the Stated Maturity of the Debentures and, if so, the date on and after which the Debentures may be so redeemed;

provided, however, any changed Stated Maturity of the Debentures determined pursuant to clause (i) or early redemption date determined pursuant to clause (ii) may not be a date earlier than the second anniversary of the Stock Purchase Date or, if August 15, 2008 occurs during an Extension Period, the fifth anniversary of the first day of such Extension Period.

Prior to an Early Termination Event, any such elections made by the Company as Depositor pursuant to the Trust Agreement shall, upon successful completion of a Remarketing, automatically apply and come into effect in respect of the Debentures. In the event of an Early Termination Event, the provisions of Article X of the Trust Agreement shall be deemed thereafter to apply, mutatis mutandis, to any Remarketing of the Debentures, and the Company and the Trustee shall promptly enter into a supplemental indenture, in form reasonably satisfactory to the Trustee, making provision for remarketing and reset mechanics, including notices in respect thereof, on the basis set forth in such Article X.

ARTICLE III

EXPENSES

Section 3.1 Expenses.

In connection with the offering, sale and issuance of the Debentures to the Property Trustee and in connection with the sale of the STACKS by the Trust, the Company, in its capacity as borrower with respect to the Debentures, shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the Debentures, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under this Indenture in accordance with the provisions of this Indenture; and

(b) be responsible for and shall pay all debts and obligations and all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Trust), the offering, sale and issuance of the STACKS (including commissions to the underwriters in connection therewith), the fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee and the Administrative Trustees, the costs and expenses relating to the operation of the Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the Debentures.

The Company’s obligations under this Section 3.1 shall be for the benefit of, and shall be enforceable by, any person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such Creditor may enforce the Company’s obligations under this Section 3.1 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 3.1.

ARTICLE IV

FORM OF DEBENTURE

Section 4.1 Form of Debentures.

The Debentures and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

[IF THE DEBENTURE IS TO BE A GLOBAL DEBENTURE, INSERT - This Debenture is a Global Debenture within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depositary or a nominee of the Depositary. This Debenture is exchangeable for Debentures registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Debenture (other than a transfer of this Debenture as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

Unless this Debenture is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Debenture issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

No.	Original Principal Amount: $
Issue Date: July 29, 2004	CUSIP No.

MARSHALL & ILSLEY CORPORATION

3.90% JUNIOR SUBORDINATED DEBENTURE DUE 2038

MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to) for value received, hereby promises to pay to BNY MIDWEST TRUST COMPANY, AS PROPERTY TRUSTEE, the Accreted Principal Amount (as defined in the Indenture referred to on the reverse hereof) on August 15, 2038 or such earlier date as may be specified by the Company following a Remarketing (as defined in the Indenture) (such date is hereinafter referred to as the “Stated Maturity Date”). This Debenture shall bear interest and Accreted Interest (as defined in the Indenture) as specified on the reverse hereof and in the Indenture.

This Debenture shall not be entitled to any benefit under the within mentioned Indenture, be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been executed by the Trustee.

The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated:

MARSHALL & ILSLEY CORPORATION

By:
Name:
Title:

Attest

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Debentures of the series designated therein referred to in the within-mentioned Indenture.

Dated:

BNY MIDWEST TRUST COMPANY, as Trustee

By:
Authorized Signatory

(FORM OF REVERSE OF DEBENTURE)

This Debenture is one of a duly authorized series of the debentures of the Company (the “Debentures”), all issued or to be issued in one or more series under and pursuant to an Indenture, dated as of June 1, 2004 (the “Original Indenture”), between the Company and BNY Midwest Trust Company (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of July 29, 2004 between the Company and the Trustee (the “First Supplemental Indenture”, and together with the Original Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. By the terms of the Indenture, the Debentures are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

This Debenture will bear interest from July 29, 2004 or from the most recent date to which interest has been paid or duly provided for, at the rate per annum equal to 3.90%, subject to reset as set forth below. Subject to the Company’s right to defer interest payments as provided in the Indenture, such interest shall be payable, (1) prior to the Stock Purchase Date, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, an “Interest Payment Date”), commencing November 15, 2004, and (2) after the Stock Purchase Date, if the Debentures continue to bear cash interest, semi-annually in arrears on the Interest Payment Dates following six months and twelve months after the Stock Purchase Date and thereafter on the respective anniversaries thereof. Interest on this Debenture shall be calculated on the basis of a 360-day year composed of twelve 30-day months. Interest payable on this Debenture on any Interest Payment Date will include interest for the immediately preceding Interest Period. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Debenture (or one or more Predecessor Debenture) is registered at the close of business on the Regular Record date for such interest payment, which shall be the first day of the month in which such interest payment is due. Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Debenture (or one or More Predecessor Debenture ) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, noticed whereof shall be given to the Holders of Debenture not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

From and after the Stock Purchase Date, the Company will no longer be required to pay cash interest unless the Company elects prior to the Remarketing that following the Remarketing the Debentures will bear cash interest pursuant to the Indenture. The Original Principal Amount of this Debenture shall accrete daily at the Applicable Yield for each Interest Period, which shall be 0% during any period for which the Company has elected pursuant to the Indenture that the Debentures will bear cash interest.

If the Accreted Principal Amount hereof or any portion of such Accreted Principal Amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity of this Debenture) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate then borne by this Debenture or, if any overdue amount exists on or after the Repurchase Settlement Date, at the Applicable Yield or Reset Yield or Reset Rate, if any, of this

Debenture for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set for the in the Indenture.

Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Redemption Price and at Stated Maturity of the Debentures to Holders who surrender Debentures to a Paying Agent to collect such payments in respect of the Debentures; provided that if any Redemption Date is an Interest Payment Date, accrued and unpaid interest shall be paid to the Holder of record as of the applicable Regular Record Date. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all Global Debentures. If any Interest Payment Date (other than an Interest Payment Date coinciding with the Stated Maturity or earlier Redemption Date) falls on a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day and no interest on such payment will accrue for the period from and after the Interest Payment Date to such next succeeding Business Day. If the Stated Maturity or Redemption Date of this Debenture would fall on a day that is not a Business Day, the required payment of interest, if any, and principal will be made on the next succeeding Business Day and no interest on such payment will accrue and no principal will accrete for the period from and after the Stated Maturity or Redemption Date to such next succeeding Business Day.

No sinking fund is provided for the Debentures. Prior to August 15, 2007, the Debentures shall not be redeemable at the option of the Company. If the Company so specifies in connection with the Remarketing, the Debentures shall be redeemable on and after the date so specified by the Company for cash as a whole, or from time to time in part, at the option of the Company at a Redemption Price equal to 100% of the Accreted Principal Amount of the Debentures, plus accrued and unpaid interest to, but excluding, the Redemption Date.

If the Company redeems less than all of the outstanding Debentures, the Trustee will select the Debentures to be redeemed (i) by lot; (ii) pro rata; or (iii) by another method the Trustee considers fair and appropriate. The Company may not redeem less than all of the outstanding Debentures if the Accreted Principal Amount has been accelerated and such acceleration has not been rescinded.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Debentures to be redeemed at the Holder’s registered address. If money sufficient to pay the Redemption Price of all Debentures (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest shall cease to accrue and principal will cease to accrete on such Debentures or portions thereof. Debentures in denominations larger than $1,000 Original Principal Amount may be redeemed in part but only in integral multiples of $1,000.

If a Remarketing occurs, then the Debentures shall be remarketed and the Reset Yield or Reset Rate, as the case may be, shall be established as set forth in the Indenture.

If there has not been a Successful Remarketing prior to August 15, 2008, each Holder of Debentures will have the right to require the Company to purchase all or a portion of its Debentures on such date, as set forth in the Indenture. The Company shall purchase such Debentures at a Repayment Price consisting of cash in an amount equal to 100% of the Accreted Principal Amount thereof as of such date, plus a note of the Company, bearing interest at the rate of 3.90% per annum, in the amount of the accrued and unpaid interest (including Additional Interest), if any, to, but excluding such date and payable on August 15, 2009 or, if August 15, 2008 is during an Extension Period and such Extension Period ends after August 15, 2009, the fifth anniversary of the first day of such Extension Period.

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the Accreted Principal Amount of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debentures; provided, however, that, among other things, no such supplemental indenture shall (i) reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon without the consent of the Holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Debenture then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Debentures of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Debentures of such series, to waive a default or Event of Default with respect to such series, and its consequences, except a default or Event of Default in the payment of the principal of or interest on any of the Debentures of such series or a default in respect of a provision that under Article Nine of the Indenture cannot be amended without the consent of each holder affected thereby. Any such consent or waiver by the registered Holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Debenture and of any Debenture issued in exchange for or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Trustee in The City of New York and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Debenture, the Company, the Trustee, any paying agent and the Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person or sell, assign, transfer, lease or convey all or substantially all of its properties and assets. All such covenants and limitations are subject to a number of important qualifications and exceptions. The Company must report periodically to the Trustee on compliance with the covenants in the Indenture.

The Debentures of this series are issuable only in registered form without coupons, in denominations of $1000 Original Principal Amount and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Debentures of this series so issued are exchangeable for a like aggregate principal amount of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Debenture to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Debenture on the books of the Security Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Debenture)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE V

ORIGINAL ISSUE OF DEBENTURES

Section 5.1 Original Issue of Debentures.

Debentures in the aggregate principal amount of $365,001,000 (or up to $400,001,000, if the Over-Allotment Option is exercised) may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debentures in accordance with a Company Order. The Issue Date of the Debentures shall be deemed to be July 29, 2004.

ARTICLE VI

SUBORDINATION

Section 6.1 Senior Debt.

For purposes of the Debentures, and application of Article XVIII of the Indenture to the Debentures, “Senior Debt” means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that such obligation is not senior debt, but does not include (i) trade accounts payable and accrued liabilities arising in the ordinary course of business (ii) the Debt Securities of any other series issued under the Indenture (except if such Securities are not subject to Article XVIII of the Indenture) and the Trust Related Securities, (iii) any junior subordinated debt securities issued in the future with subordination terms substantially similar to those of the Debentures or (iv) the Company’s 7.65% Junior Subordinated Deferrable Interest Debentures due 2026.

Section 6.2 Company Election to End Subordination.

The Company may elect, at any time effective on or after the Stock Purchase Date, including in connection with a Remarketing, that its obligations under the Debentures shall be senior obligations instead of subordinated obligations, in which case the provisions of Article XVIII of the Indenture and, if the Company so elects, Section 313 of the Indenture, shall thereafter no longer apply to the Debentures. The Company shall give the Trustee notice of any such election not later than the effective time, and shall promptly issue a press release through Bloomberg Business News or other reasonable means of distribution.

Section 6.3 Compliance with Federal Reserve Board Rules.

The Company shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Debentures (if then subject to Article XVIII), except in compliance with applicable regulation and guidelines of the Federal Reserve Board.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Effectiveness.

This First Supplemental Indenture will become effective upon its execution and delivery.

Section 7.2 Successors and Assigns.

All of the covenants, promises, stipulations and agreements of the Company contained in the Indenture, as supplemented and amended by this First Supplemental Indenture, will bind the Company and its successors and assigns and will inure to the benefit of the Trustee and its successors and assigns.

Section 7.3 Further Assurances.

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions, which the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this First Supplemental Indenture.

Section 7.4 Effect of Recitals.

The recitals in this First Supplemental Indenture are made by the Company and not by the Trustee, and the Trustee shall be responsible for the validity or sufficiency hereof.

Section 7.5 Ratification of Indenture.

The Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.6 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND EACH SERIES SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

Section 7.7 Counterparts.

This First Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original; but such separate counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

MARSHALL & ILSLEY CORPORATION

By:
Name:
Title:

BNY MIDWEST TRUST COMPANY, as Trustee

By:
Name:
Title:

STATE OF WISCONSIN	)
)SS.
COUNTY OF MILWAUKEE	)

On the              day of July, 2004 before me personally came [Donald H. Wilson] to me known, who, being duly sworn, did depose and say that he resides at Milwaukee, Wisconsin; that he is [Senior Vice President and Corporate Treasurer] of Marshall & Ilsley Corporation, a corporation described in and which executed the above instrument; that he knows the seal of said corporation; that it was so affixed pursuant to the authority of the Board of Director of said corporation; and that he signed his name thereto pursuant to like authority.

Notary

[Notary Seal]

STATE OF ILLINOIS	)
)SS.
COUNTY OF COOK	)

On the              day of July, 2004 before me personally came [Roxane Ellwanger] to me known, who, being duly sworn, did depose and say that she resides at Cook County, Illinois; that she is [Assistant Vice President] of BNY Midwest Trust Company, and Illinois trust company, described in and which executed the above instrument; and that she signed her name thereto pursuant to like authority.

Notary

[Notary Seal]